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                                                                    EXHIBIT 99

PACIFICORP                                                        NEWS RELEASE
______________________________________________________________________________
For further information contact:


Dick O'Brien:  (503) 731-2070
Chris Hunter:  (503) 731-2090


FOR IMMEDIATE RELEASE..BUSINESS & FINANCIAL EDITORS..November 2, 1994


          PacifiCorp (NYSE:PPW) today announced that the board of directors of its subsidiary, PacifiCorp Holdings, Inc., has approved a proposal to acquire the 13 percent publicly held minority interest of Pacific Telecom, Inc. ("PTI") (NASD:PTCM) for $28.00 per share. PacifiCorp Holdings currently owns the remaining 87 percent of the outstanding common stock of PTI.
          Under the terms of the proposal, a newly formed, wholly-owned subsidiary of PacifiCorp Holdings would merge into PTI and the holders of the approximately 5.3 million shares of common stock of PTI not held by PacifiCorp Holdings would receive cash in the amount of $28.00 in exchange for each share of PTI common stock. As a result of the merger, PTI would become a wholly-owned subsidiary of PacifiCorp Holdings.
          "This transaction will benefit both PacifiCorp and PTI shareholders." said PacifiCorp Holdings' President and Chief Executive Officer, William J. Glasgow. "PacifiCorp will be better positioned to participate in the growth opportunities offered by the telecommunications industry and will also have greater flexibility to allocate capital in a more efficient manner for the
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PacifiCorp shareholder.  At the same time, the transaction provides PTI minority shareholders a premium price for their shares."
          The merger requires approval by PTI's Board of Directors, a majority of which is not affiliated with PacifiCorp. PacifiCorp expects that the PTI Board will form a special committee to review the proposed combination and respond to the offer. In addition, the transaction is subject to the preparation and execution of definitive agreements, the receipt of regulatory approvals and third-party consents, and other conditions customary in such transactions. Salomon Brothers Inc is acting as financial advisor to PacifiCorp Holdings.
          PacifiCorp Holdings is a wholly-owned subsidiary of PacifiCorp, a NYSE company.

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